Exhibit 99.1

September 1, 2013

RE: World Monitor Trust III Series J Class I (“WMT-III”)

Dear Unitholder,

We are writing to inform you of changes to the underlying manager line-up in WMT-III. WMT-III is a multi-manager fund, rebalanced quarterly, which allocates its assets to commodity trading advisors (each, an “Advisor”). Effective August 31, 2013 WMT-III removed Hawksbill Capital Management’s Global Diversified Program (“Hawksbill”) from the portfolio. Effective September 1, 2013, the assets of WMT-III will be reallocated equally among the remaining four Advisors, as shown below.

CTA Funds	Advisor	Percentage of the Trust’s Net Assets
CTA Choice EGLG:	Eagle Global Program	25%
CTA Choice GLAGS:	Global Discretionary Program	25%
CTA Choice RDOK:	Red Oak Fundamental Trading Program	25%
CTA Choice SAXN:	Saxon Aggressive Diversified Program	25%

This information amends the disclosure in the Private Placement Memorandum (“PPM”). If any statement in this letter conflicts with a statement in the PPM, the statement in this letter controls. Should you require any further information on the Advisors or WMT-III please refer to the PPM dated August 31, 2013.

900 King Street, Suite 100 - Rye Brook, New York 10573 - Tel : +1 914 307 4000 - Fax : +1 914 307 4050 www.kenmarolympia.com

Frequently Asked Questions

Q1: Why did you make these changes?

Hawksbill was removed from WMT-III due to a change in the Advisor’s system impacting most elements of the trading strategy in such a way that the performance characteristics will likely be materially different from the current strategy.

Q2: Is any action required?

No action is required by the Financial Advisor or client.

Q3: Will these changes have any impact on my tax reporting?

No. These changes will have no impact on your tax reporting.

We appreciate your continued support of WMT-III and Kenmar Preferred. If you have any questions or concerns, please do not hesitate to contact your Financial Advisor or Kenmar Preferred’s Investor Services Group at (914) 307-4000.

Kind regards,

Marc Goodman & Ken Shewer

Co-founders, Co-Executive Chairmen, Global co-Chief Investment Officers

Kenmar Preferred Investments, L.P.

Investments in commodities/futures, options on them, and managed futures are not appropriate for all investors, as the risk of loss is substantial. Therefore, only risk or hedge capital should be invested in these securities.

Alternative investments carry specific investor qualifications which can include high income and net-worth requirements as well as relatively high investment minimums. They are complex investment vehicles, which generally have high costs and substantial risks. The high expenses often associated with these investments must be offset by trading profits and other income. They tend to be more volatile than other types of investments and present an increased risk of investment loss. There may also be a lack of transparency as to the underlying assets. Additionally, there may be no secondary market for alternative investment interests and transferability may be limited or even prohibited. Other risks may apply as well, depending on the specific investment product. Please carefully review the Private Placement Memorandum or other offering documents for complete information regarding terms, including all applicable fees, as well as other factors you should consider before investing.

900 King Street, Suite 100 - Rye Brook, New York 10573 - Tel : +1 914 307 4000 - Fax : +1 914 307 4050 www.kenmarolympia.com